Exhibit 10.1

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of December 29, 2021, by and between Nantahala Capital Management, LLC and certain funds and separate accounts managed by it (collectively, “Nantahala”), as lenders, and the other lenders set forth on the signature pages hereto (together with Nantahala, the “Lenders”), and ImageWare Systems, Inc. (“Borrower”).

RECITALS

This Agreement sets forth the terms on which Lenders will provide to Borrower a secured term loan credit facility in an aggregate amount of up to $2,500,000 and Borrower will repay the amounts owing to Lenders on the terms and conditions contained herein.

AGREEMENT

The parties agree as follows:

1.    DEFINITIONS AND CONSTRUCTION.

1.1    Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2    Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2.    LOAN AND TERMS OF PAYMENT.

2.1    Initial Loan. Subject to the terms and conditions of this Agreement, each Lender having a Commitment hereby agrees to make an initial term loan to Borrower in a single borrowing on the Closing Date (with respect to such Lender, the “Initial Loan”) in an aggregate principal amount set forth on such Lender’s Signature Page which, together with all Lenders hereto, will be in the aggregate principal amount of $600,000. Each Lender’s Commitment shall be (A) reduced on a dollar-for-dollar basis by the aggregate principal amount of any Initial Loan made by such Lender and (B) terminated in full upon the Maturity Date.

2.2    Borrowing Procedures; Initial Loans.

(a)    With respect to Initial Loans, in order to request a borrowing of Initial Loans, the Borrower shall deliver to Lender (or designee thereof) a funding notice in form and substance reasonably satisfactory to Lender (the “Initial Funding Notice”), no later than 12:00pm, New York City time, two (2) Business Days (or such shorter time as the Lenders may agree in their sole and absolute discretion) prior to the Closing Date. The Initial Funding Notice shall specify the following information: (i) the date of such borrowing (which shall be a Business Day); (ii) the number and location of the account to which funds are to be disbursed; and (iii) the amount of such borrowing.

2.3    Repayment. Amounts borrowed pursuant to this Section 2 may be repaid at any time prior to the Maturity Date subject to any penalty or premium set forth herein, including as provided in Section 2.5. All amounts borrowed under this Section 2, together with all accrued but unpaid interest and fees thereon, shall be paid in full in cash no later than the Maturity Date. Any such amounts that are repaid or prepaid by Borrower prior to the Maturity Date may not be reborrowed.

2.4    Interest Rates, Payments, and Calculations.

(a)    Interest Rate. From the Closing Date and up to and including the date that is the six-month anniversary of the Closing Date, the outstanding principal balance of the Loan, shall bear interest at a fixed rate per annum equal to twelve percent (12%) (“Initial Interest Rate”); provided that, if the Loans are not fully repaid within six (6) months following the Closing Date (such date, the “Interest Trigger Date”), then the outstanding principal balance of the Loans shall bear interest at a fixed rate per annum equal to seventeen percent (17%) (“Trigger Rate”).

(b)    Default Rate. Immediately and automatically upon the occurrence and during the continuance of an Event of Default, all outstanding principal (including any interest capitalized thereon) of the Loans and all other Obligations shall accrue and bear interest at the Default Rate.

(c)    Payments. Interest hereunder shall be payable by capitalizing and compounding and adding such accrued and unpaid interest to the then outstanding principal amount of the Loan on each Interest Payment Date, and from and after such time such interest shall be treated as a Loan for all purposes hereunder.

(d)    Computation. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty-five (365) day year for the actual number of days elapsed.

2.5    Prepayments.

(a)    Voluntary Prepayments. The Borrower may from time to time following the Closing Date voluntarily prepay the Loans, in whole or in part, at a price equal to 105% of the principal amount thereof (including any interest capitalized thereon), upon notice delivered to the Lenders no later than 12:00 p.m., New York City time, three (3) Business Days prior thereto (or such shorter period as is otherwise agreed to by the Required Lenders), which notice shall specify the date and amount of such prepayment.

(b)    Mandatory Prepayments.

(i)    Debt Issuances. Upon the receipt by the Borrower (or any designee thereof) of the Net Cash Proceeds of any Debt Issuance consummated on or after the Closing Date, the Borrower shall, substantially concurrently with the realization or receipt by the Borrower of such Net Cash Proceeds (but in any event within three (3) Business Days thereof), prepay the Loans as hereafter provided in an aggregate amount equal to the lesser of (A) the outstanding principal balance of the Loan (including any interest capitalized thereon), and (B) 100% of such Net Cash Proceeds.

(ii)     Dispositions. Upon the receipt by the Borrower of the Net Cash Proceeds of any Disposition consummated on or after the Closing Date, the Borrower shall, substantially concurrently with the realization or receipt by the Borrower of such Net Cash Proceeds (but in any event within three (3) Business Days), prepay the Loans in an aggregate amount equal to the lesser of (A) the outstanding principal balance of the Loan (including any interest capitalized thereon), and (B) 100% of the Net Cash Proceeds of such Disposition.

(c)    Equity Issuances. Upon any Equity Issuance after the Closing Date, Borrower shall prepay the Loans in an aggregate amount equal to the lesser of (A) the outstanding principal balance of the Loan (including any interest capitalized thereon), and (B) 100% of such Net Cash Proceeds.

(d)    Change of Control. Upon Change of Control, Borrower shall prepay the Loans in an aggregate amount equal to the lesser of (A) 105% of the outstanding principal balance of the Loan (including any interest capitalized thereon), and (B) 105% of the Net Cash Proceeds received in connection therewith.

2.6    Delayed Draw Loans.

(a)    Request for Additional Draws.

(i)    Subject to the terms and conditions of this Section 2.6(a), following the Closing Date, the Borrower may, in accordance with Section 2.6(a)(ii), request that the Lenders, or any Eligible Purchaser, as applicable, extend certain term loans, in one or more borrowings (with respect to such Lender, a “Delayed Draw Loan”) in an aggregate principal amount not to exceed $1,900,000 (the “Maximum Draw Amount”).

(ii)     In order to request a borrowing of Delayed Draw Loans, the Borrower shall deliver to the Lenders a funding request in form and substance reasonable to Lender (each a “DDL Funding Request”), no later than 12:00pm, New York City time, ten (10) Business Days, prior to the proposed date of such borrowing; provided however, that each request for a borrowing of Delayed Draw Loans shall require prior written Consent of the Lenders. Each DDL Funding Request shall specify the following information: (i) the date of such proposed borrowing (which shall be a Business Day); (ii) the number and location of the account to which funds are to be disbursed; and (iii) the amount of such borrowing. For the avoidance of doubt, each DDL Funding request shall be for an amount that is no less $262,500 and no more than $525,000.

(b)    Additional Lenders. If, following the Closing Date, the Borrower delivers a DDL Funding Request to the Lenders in accordance with Section 2.6(a), then the Lenders shall, within ten (10) Business Days, deliver to Borrower a written notice of rejection to such DDL Funding Request (any such notice, a “Rejection Notice”); provided that, if the Lenders do not deliver such Rejection Notice within such ten day period, then the Lenders shall be deemed to have accepted the terms of the applicable DDL Funding Request; provided further, to the extent the Lenders so deliver to the Borrower a Rejection Notice, Borrower shall have the right to seek alternative financing sources reasonably satisfactory to the Required Lenders) (any such Persons, “Eligible Purchasers”) which shall become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Lenders (each such Eligible Purchaser executing and delivering such joinder agreement and becoming a Lender, an “Additional Lender”); provided that, to the extent that such Additional Lender is Consented to by the Required Lenders, such Consent shall not be unreasonably withheld or delayed.

(c)    Conditions to Effectiveness of Delayed Draw Loan. As a condition precedent to Borrower’s right to request each Delayed Draw Loan, each of the conditions precedent set forth in Section 3.1 shall be satisfied and or waived and no Default or Event of Default shall have occurred and be continuing or would otherwise result therefrom.

(d)    Interest. The Interest Rates, payments and calculations set forth in Section 2.4 shall apply to each Delayed Draw Loan; provided that the Interest Rate on each Delayed Draw Loan shall accrue on and from the Delayed Draw Loan Effective Date.

(e)    Other Delayed Draw Loan Terms. Each Delayed Draw Loan shall rank pari passu in right of payment in respect of Collateral and with the Obligations in respect of the Loans. In addition, Delayed Draw Loans shall have the same terms as the Initial Loans (and may participate in prepayments of the Loans on a pro rata or less than pro rata basis) or such other terms as are reasonably acceptable to the Lenders.

2.7    Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.8, shall continue in full force and effect for so long as any Obligations remain outstanding. Notwithstanding the foregoing, Borrower shall have the right to terminate this Agreement at any time (including without limitation, upon the occurrence of a Change of Control) so long as Borrower pays in full all outstanding Obligations as of such date of termination.

2.8    CONDITIONS OF LOANS.

2.9    Conditions Precedent to Initial Loans. The obligation of any Lender to make any Loan hereunder is subject to the fulfillment (or waiver by Required Lenders) of all of the following conditions:

(a)    receipt by Lenders of an executed Funding Request in the form of Exhibit C attached hereto;

(b)    resolutions of the Board of Directors (or other governing body) of Borrower and certified by a Responsible Officer of Borrower which authorize the execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which Borrower is or is to be a party;

(c)    the Organizational Documents for Borrower certified as of a date reasonably acceptable to the Lenders by the appropriate official(s) of the jurisdiction of organization of Borrower;

(d)    a favorable opinion of Disclosure Law Group, a Professional Corporation, counsel to the Borrower, in form and substance reasonably satisfactory to the Required Lenders and their legal counsel and covering such matters incident to the transactions contemplated hereby and the other Loan Documents as the Required Lenders may reasonably require, addressed to each Lender.

(e)    payment of all reasonable and documented fees, charges and disbursements of Stroock & Stroock & Lavan LLP, primary outside counsel to Lenders to the extent invoiced prior to or on the Closing Date.

(f)    the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the Closing Date and through and including the Funding Date as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Loan (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Loan shall be deemed to be a representation and warranty by Borrower on the date of such Loan as to the accuracy of the facts referred to in this Section 3.1.

2.10    Conditions for All Loans. In addition to the conditions precedent stated elsewhere herein, no Lender shall be obligated to make any Advance unless:

(a)    Representations and Warranties. The representations and warranties made in Section 5 of this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality”, “Material Adverse Effect” or words of similar language in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) at and as of the time the Delayed Draw Loan is to be made, and the request for a Delayed Draw Loan shall constitute the representation and warranty by Borrower that such representations and warranties are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality”, “Material Adverse Effect” or words of similar language in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) at such time.

(b)    No Default. On the date of, and upon receipt of, the applicable Delayed Draw Loan, no Event of Default, and no event which, with the lapse of time or notice or both, could reasonably be expected to become an Event of Default, shall have occurred and be continuing.

(c)    Funding Request. The Lenders have received a Funding Request, as well as such other documents, certificates, or agreements as the Lenders may reasonably request.

(d)    Additional Information. Such documents and certifications as the Lenders may reasonably require to evidence Borrower (A) is duly organized or formed, and (B) is validly existing, in good standing and qualified to engage in business in its state of organization or formation and each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business otherwise requires such qualification or license, except, in each such case referred to in this clause (B), to the extent failure to be so qualified in any such jurisdiction could not reasonably be expected to have a Material Adverse Effect.

(e)    Perfection. (a) Searches of Uniform Commercial Code filings in the jurisdiction of formation of Borrower or where a filing would need to be made in order to perfect the Lenders security interest in the Collateral, and (b) copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens.

Each Funding Request hereunder shall be deemed to be a representation and warranty by Borrower to the Lenders that the conditions specified in this Section 3, as applicable, have been satisfied (or waived) on and as of the applicable borrowing date.

2.11    Original Issue Discount. All Loans to be advanced by the Lenders shall be made to the Borrower at an original issue discount of 5.00% of the amount of each Loan, which original issue discount shall not be credited against the interest payable pursuant to Section 2.4 but shall constitute additional interest capitalized to the principal amount of such Loan. Such additional interest represents an annual interest rate for the purposes of applicable Law on the Loans in an amount equal to the original issue discount divided by the number of days from the Closing Date, in the case of the Initial Loan, and from the applicable date of funding, in the case of any Delayed Draw Loan, to the Maturity Date, multiplied by 365 (“Original Issue Discount”).

3.    CREATION OF SECURITY INTEREST.

3.1    Grant of Security Interest. Borrower grants and pledges to Lenders a continuing first priority security interest in the Collateral to secure the prompt repayment of any and all Obligations and to secure the prompt performance by Borrower of each the covenants and duties under this Agreement and the other Loan Documents. Except as set forth in the Schedule of Exceptions, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Notwithstanding any termination of this Agreement, Lenders’ Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

3.2    Perfection of Security Interest. Borrower authorizes Lenders to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower as described herein, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Any such financing statements may be filed by Lenders at any time in any jurisdiction. Borrower shall from time to time endorse and deliver to Lenders, at the request of Required Lenders, all other documents that Required Lenders may reasonably request, in form and substance satisfactory to Required Lenders, to perfect and continue perfection of Lenders’ security interests in all or any portion of the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower shall have the right to possess the Collateral, except where expressly otherwise provided in this Agreement or the other Loan Documents or where Required Lenders choose to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, Borrower shall take such steps as Required Lenders request for Lenders to (i) obtain an acknowledgment, in form and substance satisfactory to Required Lenders, of the bailee that the bailee holds such Collateral for the benefit of Lenders, and (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Lenders. Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Lenders indicating that Lenders have a security interest in such chattel paper. Borrower, with the Consent of the Lenders, from time to time may deposit with Lenders specific cash collateral to secure specific Obligations; Borrower authorizes Lenders to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

3.3    Release of Security Interest. Upon the payment in full in cash of all outstanding Obligations by Borrower, the Lenders shall release their Lien on and security interest in any remaining Collateral; provided, that if any payment, or any part thereof, of the Obligations, is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement Consented to and entered into by any of the Lenders) to be repaid to a trustee, receiver or any other Person for the Borrower or any substantial part of its property, the Collateral or otherwise, this Loan Agreement, all rights hereunder and the Liens created hereby shall, without any action of any party, continue to be effective, or be reinstated in full force and effect, until such payments have been made.

4.    REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

4.1    Due Organization and Qualification. Borrower is an entity duly existing under the laws of the jurisdiction in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

4.2    Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s organizational documents, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

4.3    Collateral. Borrower has all necessary rights in, or the power to transfer, the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. Any real property and facilities held under lease by the Borrower are held by it under valid, subsisting and enforceable leases with such exceptions as are not material, or adverse to, and do not materially interfere with, the use made and proposed to be made of such property and buildings by the Borrower and its Subsidiaries.

4.4    Saleable Value of Assets. The fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities, and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

4.5    Compliance with Laws and Documents. Borrower is not, nor will the execution, delivery, and performance of and compliance with the terms of the Loan Documents cause Borrower to be, in violation of any Laws or in default (nor has any event occurred which, with the giving of notice or lapse of time or both, could constitute such a default) under any contract in any respect which could have a Material Adverse Effect. During the past five (5) years, there have been no proceedings, claims, or (to the best of Borrower’s knowledge) investigations against or involving the Borrower by any Governmental Authority under or pursuant to any environmental, occupational safety and health, antitrust, unfair competition, securities, or other Laws which could have a Material Adverse Effect (the “Governmental Proceedings”).

4.6    Litigation. The Borrower is not involved in, nor is Borrower aware of the threat of, any Litigation which could have a Material Adverse Effect, and there are no outstanding or unpaid judgments against the Borrower.

4.7    Enforceability of Loan Documents. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid, and binding obligation of the Borrower enforceable it in accordance with its terms therein and herein, subject to Debtor Relief Laws and except that the availability of equitable remedies may be limited.

4.8    Use of Proceeds. All proceeds of the Loans shall be used for working capital and general corporate purposes, including the payment of all reasonable and documented accrued and unpaid costs, fees (including reasonable attorney’s fees of the Lenders) and expenses incurred in connection with the transactions contemplated herein; provided that, the proceeds of any Delayed Draw Loan may be used for, in addition to working capital and general corporate purposes, the payment of the Purchase Price in connection with any Exchange transaction pursuant to Section 10. The proceeds of the Loans are not and will not be used directly or indirectly for the purpose of purchasing or carrying, or for the purpose of extending credit to others for the purpose of purchasing or carrying, any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

4.9    Regulatory Acts. Borrower is not an “investment company” or “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, nor is subject to regulation under any other Law (other than Regulation X of the Board of Governors of the Federal Reserve System) which regulates the incurring by Borrower of debt.

4.10    General. There is no significant material fact, event circumstance or condition relating to the financial condition and business of Borrower or the Collateral, which would reasonably result in a Material Adverse Effect, which has not been disclosed in writing to Lenders and all writings heretofore or hereafter exhibited, made, or delivered to Agents by or on behalf of -Borrower is and will be genuine and in all respects what they purport and appear to be.

4.11    Liens. The Borrower has good and indefeasible title to all of its real properties constituting Collateral and good and marketable title to all of its other properties and assets constituting Collateral, in each case free and clear of any Liens except the Permitted Liens. The Borrower has full power and authority to grant to the Lenders the Liens in the Collateral pursuant hereto and the other Loan Documents. When financing statements and the Mortgages have been filed in the appropriate offices against the Borrower with respect to any Collateral, Collateral Agent, for the benefit of the Secured Parties, will have a fully perfected first priority Lien in that portion of the Collateral in which a Lien may be perfected by filing, subject only to any Permitted Liens.

4.12    Material Contract. Except as could not reasonably be expected to have a Material Adverse Effect, each Material Contract (a) is in full force and effect and is binding upon and enforceable against the Borrower that is a party thereto and, to the knowledge of the Borrower, all other parties thereto in accordance with its terms; and (b) is not in default due to the action of the Borrower.

4.13    Pledged Securities.

(a)    Schedule 5.13(a) sets forth, as of the Closing Date, a complete and accurate list of the ownership of the issued and outstanding Equity Interests held by the Borrower and all Pledged Securities owned by it have been duly authorized, validly issued, are fully paid and non-assessable.

(b)    None of the Pledged Securities has been issued or transferred in violation of the securities registration, securities disclosure or similar Laws of any jurisdiction to which such issuance or transfer may be subject, (ii) there are existing no options, warrants, calls or commitments of any character whatsoever relating to such Pledged Securities or which obligate the issuer of any Pledged Securities to issue additional Equity Interests, and (iii) no consent, approval, authorization, or other action by, and no giving of notice, filing with, any Governmental Authority or any other Person is required for the pledge by the Borrower of such Pledged Securities pursuant to this Agreement or for the exercise by Collateral Agent of remedies in respect of the Pledged Securities, except as may be required in connection with such disposition by Laws affecting the offering and sale of securities generally.

5.    AFFIRMATIVE COVENANTS.

Borrower covenants that, until payment in full in cash of all outstanding Obligations, and for so long as Lenders may have any commitment to make Loans hereunder, Borrower shall do all of the following:

5.1    Good Standing and Government Compliance. Borrower shall maintain its organizational existence and good standing in the state in which it is organized unless otherwise permitted under this Agreement, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Borrower shall comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

5.2    Maintenance of Entity Existence. Borrower will, (a) (i) preserve and maintain its existence and (ii) maintain all of its leases, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) conduct its business in an orderly and efficient manner in accordance with good business practices; (c) keep or cause to be kept all of their respective assets which are useful and necessary in their respective businesses in good repair, working order and condition (ordinary wear and tear excepted), and will make or cause to be made all necessary repairs, renewals and replacements as may be reasonably required and (d) carry on and conduct its business in substantially the same fields as such business is now and has heretofore been carried on.

5.3    Minimum Cash. From and after the Closing Date, Borrower shall maintain a minimum amount of unrestricted cash and cash equivalents equal to no less than $205,000 (the “Minimum Cash Threshold”).

5.4    Books and Records. Borrower will maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP, or other method of accounting reasonably acceptable Lenders (at the direction of the Required Lenders), shall be made of all dealings and transactions in relation to its business and activities consistent with prior practice.

5.5    Compliance with Laws; Agreements. Borrower will (a) comply with the requirements of all applicable material Laws, except where (i) contested in good faith and by proper proceedings, or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect and (b) comply in all material respects with all agreements, contracts, and instruments binding on it or affecting its respective properties or business, except where the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, Borrower is in compliance with all applicable Anti-Money Laundering Laws and regulations and is in compliance with the Patriot Act and all Anti-Terrorism Laws, Sanctions and Anti-Corruption Laws.

5.6    Notice of Default; Material Adverse Effect. Upon any of the officers or directors of the Borrower becoming aware of any of the events or occurrences in clauses (i) through (iii) below, Borrower will promptly notify Lenders of (i) any breach of any of the covenants contained herein, (ii) any change in circumstance that would reasonably result in a Material Adverse Effect with respect to the Borrower or the Collateral, or (iii) the filing of any claim, action, suit or proceeding before any Governmental Authority against the Borrower or any of their respective Subsidiaries in which an adverse decision could have a Material Adverse Effect upon the Borrower and advise Agents from time to time of the status thereof.

5.7    Taxes. Borrower shall make due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

5.8    Further Assurances. At any time and from time to time following the Closing Date Borrower shall execute and/or deliver such further instruments and take such further action as may necessary or advisable be requested by Lenders to effect the purposes of this Agreement, including, for the avoidance of doubt, furnishing such additional information regarding the business, financial or otherwise, of the Borrower as Lenders may from time to time request.

5.9    Costs and Expenses. Borrower shall pay (a) all reasonable and documented out-of-pocket expenses incurred by the Lenders (including the reasonable fees, and disbursements of one (1) primary outside counsel for Lenders) in connection with the preparation, negotiation, delivery and administration of this Agreement and preparation, negotiation, execution and administration of the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (b) all reasonable out of pocket expenses incurred by any Lender in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents, including its rights under this Section 6.4, or (ii) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

5.10    Post-Closing Matters. Notwithstanding the terms hereof, the Borrower will execute and deliver the documents, take the actions and complete the tasks, in each case within the applicable time limits, as the Required Lenders may reasonably request.

6.    NEGATIVE COVENANTS.

Borrower covenants and agrees that so long as any Obligations (other than contingent indemnity obligations) remain outstanding, Borrower will not do any of the following without Required Lenders’ prior Consent, which shall not be delayed or unreasonably withheld:

6.1    Dispositions. Borrower will not directly or indirectly, sell, lease, assign, transfer, or otherwise dispose of any of its assets, whether now owned or hereafter acquired, except Dispositions, for fair value, of worn-out and obsolete equipment not necessary to the conduct of its business and the sale or discount, in each case without recourse and in the ordinary course of business, of accounts receivable or notes receivable arising in the ordinary course of business.

6.2    Mergers or Acquisitions; Organization Documents. Borrower will not, directly or indirectly, (a) consummate a merger or consolidation, (b) purchase or otherwise acquire all or substantially all of the assets of any other Person or any part of the shares or other evidence of beneficial ownership of any Person, (c) form or acquire a new Subsidiary or transfer assets to any Subsidiary, (d) amend, restate, modify, supplement, terminate or replace any Organizational Documents without the prior Consent of the Required Lenders or (e) wind-up, dissolve, or liquidate.

6.3    Encumbrances. Create, incur, assume or allow any Lien to be granted, or purport to be granted, on any of its property or assign or otherwise convey any right to receive income (cash or noncash), except for Permitted Liens, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property other than Permitted Liens. Further, Borrower will not sign, or authorize the preparation and filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except as permitted by the Loan Documents.

6.4    Distributions. Except as currently required by the Company’s Organizational Documents (as in effect on the date hereof), pay any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

6.5    Incurrence of Indebtedness. Incur, acquire, assume, become liable for, or otherwise make any commitment to incur, acquire, assume or otherwise become liable for any Indebtedness, other than Permitted Debt.

6.6    Investments. Borrower will not directly or indirectly, make any advance, loan, extension of credit, any capital contribution to or investment in, or purchase, any stock, bonds, notes, debentures, or other securities of, any Person, except Permitted Investments.

6.7    Transactions with Affiliates and Insiders. Borrower will not enter into, renew or extend any transaction or arrangement, including the purchase, sale, lease, transfer or exchange of property or assets (tangible or intangible) or the rendering of any service, with or to any Affiliate of Borrower or any of its Subsidiaries (all such transactions with any such Affiliates, collectively the “Related Party Transactions”), unless, after giving effect thereto, all Related Party Transactions of a similar type are on terms, taken as a whole, that are not materially less favorable (as determined in good faith at any such time of determination by the Borrower) to the Borrower than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Borrower, in each case without the prior Consent of the Required Lenders (which consent shall not be delayed or unreasonably withheld).

6.8    Limitation on Issuance of Equity. Borrower will not, directly or indirectly, at any time issue, sell, assign, or otherwise dispose of (a) any of its Equity Interests, (b) any securities exchangeable for or convertible into or carrying any rights to acquire any of its Equity Interests, or (c) any option, warrant (or other right to acquire any of its Equity Interests), except in each case, where contemplated by any instrument existing and disclosed to the Lenders on the Closing Date.

6.9    Subsidiaries. Create, form, acquire, assume or otherwise invest and/or hold any equity interest, or make any commitment to create, form, acquire, assume or otherwise invest in and/or hold any equity interest of, any Person without the prior Consent of the Required Lenders (which shall not be unreasonably withheld).

7.    EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each an “Event of Default”) by Borrower under this Agreement:

7.1    Payment Default. If Borrower fails to pay any (i) principal when due, or (ii) any of the other Obligations within three (3) Business Days from when due;

7.2    Covenant Default.

(a)    If Borrower fails to perform any obligation under Section 6 or violates any of the covenants contained in Section 7 of this Agreement; provided, however, that if in the event of a breach of an obligation under Section 6, if such breach is capable of being cured, such breach shall only become an Event of Default if such breach continues for five (5) Business Days following the occurrence thereof; or

(b)    If Borrower fails or neglects to perform or observe any other term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Lenders and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within five (5) Business Days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the five (5) Business Day period or cannot after diligent attempts by Borrower be cured within such five (5) Business Day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed ten (10) Business Days) to attempt to cure such default, so long as Borrower continues to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default;

7.3    Material Adverse Effect. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;

7.4    Defective Perfection. If, at any time, Lenders’ security interest in the Collateral is not prior to all other security interests or Liens;

7.5    Attachment. If any material portion of Borrower’s or its Subsidiaries assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within fifteen (15) Business Days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within fifteen (15) Business Days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Loans will be made during such cure period);

7.6    Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) Business Days (provided that no Loans will be made prior to the dismissal of such Insolvency Proceeding);

7.7    Other Agreements. If there is a default by Borrower or other failure by Borrower to perform under any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness; or

7.8    Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Lenders by any Responsible Officer pursuant to this Agreement or to induce Lenders to enter into this Agreement or any other Loan Document.

7.9    Change in Control. Any Change in Control shall occur.

7.10    Loan Documents. Any provision of any of the Loan Documents ceases to be in full force and effect, or be enforceable any Lender, as applicable, in accordance with their terms; or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or Borrower denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document.

8.    LENDERS’ RIGHTS AND REMEDIES.

8.1    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Required Lenders may, at their election, without notice to Borrower or any other Lender of their election and without demand, do any one or more of the following, all of which are hereby authorized by Borrower:

(a)    Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6 (insolvency), all Obligations shall become immediately due and payable without any action by the Lenders);

(b)    Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Lenders;

(c)    Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Required Lenders reasonably consider advisable;

(d)    Make such payments and do such acts as Required Lenders consider necessary or reasonable to protect their security interest in the Collateral. Borrower agrees to assemble the Collateral if Required Lenders so require, and to make the Collateral available to Lenders as Required Lenders may designate. Borrower authorizes Lenders to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Required Lenders’ determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Lenders a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lenders’ rights or remedies provided herein, at law, in equity, or otherwise;

(e)    Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Lenders, and (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by Lenders;

(f)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Lenders are hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lenders’ exercise of their rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Lenders’ benefit;

(g)    Dispose of the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Required Lenders determine is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Required Lenders deem appropriate. Lenders may sell the Collateral without giving any warranties as to the Collateral. Lenders may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Lenders sell any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Lenders, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Lenders may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(h)    Lenders may credit bid and purchase at any public or private sale;

(i)    Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations;

(j)    Exercise any other rights of a secured creditor under applicable law; and

(k)    Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Lenders may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

8.2    [Reserved].

8.3    Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, to the extent constituting Collateral, Lenders may, upon prior written notice to Borrower, notify any Person owing funds to Borrower of Lenders’ security interest in such funds. Borrower shall collect all such amounts owing to Borrower for Lenders, receive in trust all payments as Lenders’ trustee, and immediately deliver such funds to Lenders in their original form as received from such Person, with proper endorsements for deposit.

8.4    Lender Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Lenders may after ten (10) Business Days’ notice to Borrower make payment of the same or any part thereof. Any amounts so paid or deposited by Lenders shall constitute Lender Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Lenders shall not constitute an agreement by Lenders to make similar payments in the future or a waiver by Lenders of any Event of Default under this Agreement.

8.5    Lenders’ Liability for Collateral. Lenders shall have no obligation to maintain, preserve, clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

8.6    No Obligation to Pursue Others. Lenders have no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Lenders may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Lenders’ rights against Borrower. Borrower waives any right it may have to require Lenders to pursue any other Person for any of the Obligations.

8.7    Remedies Cumulative. Lenders’ rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Lenders shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lenders of one right or remedy shall be deemed an election, and no waiver by Lenders of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Lenders shall constitute a waiver, election, or acquiescence by it. No waiver by Lenders shall be effective unless made in a written document signed on behalf of Lenders and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may only be waived or modified with the express Consent of the Required Lenders and will not be deemed waived or modified by Lenders by course of performance, conduct, estoppel or otherwise.

8.8    Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

9.    Exchange of Debt.

9.1    Exchange. Borrower hereby acknowledges and agrees that, subject to the last sentence of this Section 10.1, at any time on or after the Closing Date, each Lender shall have the right, but not the obligation, to exchange each such Lender’s pro rata portion (the “Exchange”) (including all principal and interest thereon) of shares of the Borrower’s Series D Preferred Stock held by the Lenders (such preferred stock, the (“Exchange Shares”), for a mutually agreed upon portion of any subsequent Delayed Draw Loan (such amount, the “Purchase Price”), by providing written notice of the Exchange to the Borrower (the “Exchange Notice”) indicating the date on which the Exchange shall occur (the “Exchange Date”) which date shall be no less than 5 Business Days after delivery of the Exchange Notice, and the Purchase Price of such Exchange Shares; provided, that, at any time of determination, the aggregate Purchase Price for all Exchange Shares which are Exchanged pursuant to this Section 10.1 shall not exceed the then outstanding aggregate principal amount (including any interest capitalized thereon) of the Loans made by Lenders.. The Exchange shall be subject to terms and conditions to be negotiated in good faith between the Borrower and the applicable Lender and Lender’s reasonable satisfaction with such terms and conditions.

9.2    Additional Conditions to Exchange.  It shall be a condition precedent to the Lender consummating the Exchange that (a) that no Material Adverse Event shall have occurred or would result therefrom and (b) a favorable opinion of Disclosure Law Group, a Professional Corporation, counsel to the Borrower, in form and substance reasonably satisfactory to the Lender (or Lenders) consummating the Exchange.  Any Exchange Notice delivered by the Lender pursuant to Section 10.1 shall become automatically null and void without any further action by any party if a Material Adverse Event shall occur between the delivery of such Exchange Notice and on or prior to the Exchange Date.

9.3    Maximum Draw Amount. In connection with any Exchange, the Lenders hereby agree that, as of the applicable Exchange Date, the Maximum Draw Amount shall be increased on a dollar-for dollar basis equal to the Purchase Price paid by Borrower, as set forth in any applicable Exchange Notice.

9.4    Other Holders of Series D Preferred Stock. Subject to the requirements set forth in Section 10.1 above, upon delivery by the Lenders of an Exchange Notice to the Borrower pursuant to Section 10.1, the Borrower shall offer to all holders of Series D Preferred Stock (other than the Lenders, the “Holders”) the opportunity, but not the obligation, to exchange each such Holder’s pro rata portion of shares of the Borrower’s Series D Preferred Stock held by such Holders for participation in any subsequent Delayed Draw Term Loan, upon substantially similar terms as those provided in the applicable Exchange Notice by the Lenders.

10.    NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by email to Borrower or to Lender, as the case may be, at its addresses set forth below:

If to Borrower:

ImageWare Systems Inc.
13500 Evening Creek Drive N.
Suite 550

San Diego, California 92127
Email: jmorris@iwsinc.com
Attn: Chief Financial Officer

Disclosure Law Group, a Professional Corporation

655 West Broadway, Suite 870

San Diego, CA 92101

Telephone: (619) 272-7062

Facsimile: (619) 330-2101

Email: drumsey@disclosurelawgroup.com

Attention: Daniel W. Rumsey, Managing Director

If to Lender:

If to any Lenders, to the address set forth under such Lender’s name on the Signature Page hereto executed by such Lender.

with a copy (which does not constitute notice) to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York

Attention: Brett Lawrence

Email: blawrence@stroock.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE.

This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York. Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, against Lenders in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in a forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that Lenders may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or its properties in the courts of any jurisdiction. Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.    GENERAL PROVISIONS.

12.1    Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Required Lenders’ prior Consent. Each Lender shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, such Lenders’ obligations, rights and benefits hereunder.

12.2    Indemnification. Borrower shall defend, indemnify and hold harmless Lenders and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement and/or the Loan Documents; and (b) all reasonable losses or Lender Expenses in any way suffered, incurred, or paid by Lenders, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Lenders and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Lenders’ gross negligence or willful misconduct.

12.3    Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5    Correction of Loan Documents. With Borrower's prior written consent, Lenders may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6    Amendments in Writing, Integration. All amendments, modifications or waivers to or terminations of this Agreement or the other Loan Documents must be in writing signed by the Borrower and the Required Lenders, provided, however that not such amendment, modification or waiver shall:

(a)    modify this Section 13.6 without the Consent of all Lenders;

(b)    increase the aggregate amount of the Loans required to be made by a Lender pursuant to its Commitment or extend the Maturity Date for any Loans made (or participated in) by a Lender without the Consent of each such Lender;

(c)    reduce the principal amount of or rate of interest on or premium payable with respect to the Loans or extend the date on which interest, fees or premiums are payable in respect of the Loans, in each case, without the Consent of the Required Lenders; or

(d)    except as otherwise expressly provided in a Loan Document, release the Borrower from its Obligations under the Loan Documents or release all or substantially all of the Collateral, in each case without the Consent of all Lenders.

All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.7    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of a copy of this Agreement or any other document contemplated hereby bearing an original or electronic signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original or electronic signature.

12.8    Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Lender has any obligation to make any Loan to Borrower. The obligations of Borrower to indemnify Lenders with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lenders have run.

12.9    Confidentiality. In handling any confidential information, Lenders and all employees and agents of Lenders shall exercise the same degree of care that Lenders exercise with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Lenders in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of a Lender, (v) to Lenders’ accountants, auditors and regulators, and (vi) as Lenders may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of a Lender when disclosed to such Lender, or becomes part of the public domain after disclosure to such Lender through no fault of such Lender; or (b) is disclosed to a Lender by a third party, provided such Lender does not have actual knowledge that such third party is prohibited from disclosing such information.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

IMAGEWARE SYSTEMS, INC.

By: /s/ Kristin Taylor
Name: Kristin Taylor
Title: Chief Executive Officer

LENDER:

_______________________________________

(Print or Type Name of Purchaser)

By: ____________________________________

Name:

Title:

ADDRESS:   _____________________________

 _____________________________

 _____________________________

Telephone:____________________________

Facsimile: ____________________________

E-Mail: ______________________________

Attention: ____________________________

LOAN AMOUNT: ______________________

EXHIBIT A

DEFINITIONS

“Additional Lender” has the meaning assigned to such term in Section 2.5(b).

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to the Borrower, any other Loan Party or any of their Subsidiaries from time to time concerning or relating to bribery or corruption, including without limitation the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq.

“Anti-Money Laundering Laws” means all Laws of any jurisdiction applicable to the Borrower, any other Loan Party or any of their Subsidiaries from time to time concerning or relating to money laundering, including, without limitation, the Bank Secrecy Act and the Patriot Act.

“Anti-Terrorism Laws” means all Laws of any jurisdiction applicable to the Borrower, any other Loan Party or any of their Subsidiaries from time to time concerning or relating to terrorism or money laundering, including, without limitation, Title III of the Patriot Act, the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of New York are authorized or required to close.

“Change of Control” means the occurrence of any of the following events, without Lender's prior Consent:

(a)    a sale, conveyance or disposition of all or substantially all of the assets of the Borrower and any direct and/or indirect Subsidiaries of the Borrower, taken as a whole (including by or through the sale, conveyance or other disposition of the capital stock of, or reorganization, merger, share exchange, consolidation or other business combination involving, any direct and/or indirect subsidiary or Subsidiaries of the Borrower, if substantially all of the assets of the Borrower and any direct and/or indirect Subsidiaries of the Borrower, taken as a whole, are held by such Subsidiary or Subsidiaries);

(b)    a reorganization, merger, share exchange, consolidation or other business combination of the Borrower with or into any other entity in which transaction the Persons who hold more than fifty percent (50%) of the total voting power of the Equity Interests of the Borrower (or, if the Borrower is not the acquiring, resulting or surviving entity in such transaction, such acquiring, resulting or surviving entity) immediately after such transaction are not Persons who, immediately prior to such transaction, held more than fifty percent (50%) of the total voting power of the Equity Interests of the Company;

(c)    an acquisition (in one transaction or a series of related transactions) of Equity Interests of the Borrower representing in the aggregate more than fifty percent (50%) of the total voting power of the Equity Interests of the Borrower (after giving effect to such acquisition) by any Person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of Persons.

(d)    the initiation, filing or implementation of a voluntary Insolvency Proceeding with respect to the Borrower (or any material Subsidiary of the Borrower); or

(e)    any liquidation, dissolution, winding up of the affairs of the Borrower.

“Closing Date” means the date of this Agreement.

“Code” or “UCC” means the New York Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means all property described on Exhibit B attached hereto.

“Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name on Schedule A hereto.

“Consent” means the prior written consent of the Required Lenders and/or Lenders, as context may require, which may be granted or withheld in their sole discretion.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Debt Issuance” means the issuance by the Borrower of any Indebtedness.

“Debtor Relief Law” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default Rate” means a per annum rate equal to (i) 4.00% plus (ii) the Interest Rate then in effect.

“Delayed Draw Loan” shall have the meaning set forth in Section 2.6(a)(i).

“Disposition” or “Dispose” means the sale, assignment, transfer, license, lease (as lessor), or other disposition of any property by the Company or any Subsidiary (or the granting of any option or other right to do any of the foregoing, except for those specified exceptions to an Equity Issuance).

“Eligible Purchaser” means (i) a Lender, (ii) an Affiliate of a Lender, and (iii) any other Person (other than a natural person) approved by the Borrower.

“Equity Interests” with respect to any Person, means all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

"Equity Issuance" means the the Company's issuance, sale, assignment, or other Disposition of (a) any of its Equity Interests, (b) any securities exchangeable for or convertible into or carrying any rights to acquire any of its Equity Interests, or (c) any option, warrant (or other right to acquire any of its Equity Interests), except in each case, where contemplated by any instrument existing and disclosed to the Lenders on the Closing Date, including, without limitation, under the ImageWare Systems, Inc. 2020 Omnibus Equity Incentive Plan.

“Event of Default” has the meaning assigned to such term in Section 8.

“Exchange” has the meaning set forth in Section 10.1.

“Exchange Notice” has the meaning set forth in Section 10.1.

“Exchange Shares” has the meaning set forth in Section 10.1.

“Funding Date” means, (i) in respect of the Initial Loan, the Closing Date and (ii) in respect of any Delayed Draw Loan, the date of borrowing indicated in the applicable DDL Funding Request.

“Funding Request” means the Initial Funding Request and each DDL Funding Request, as applicable.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments (c) all capital lease obligations and (d) all Contingent Obligations, if any.

“Initial Interest Rate” shall have the meaning set forth in Section 2.5(a).

“Initial Loan” shall have the meaning set forth in Section 2.1.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Interest Payment Date” means the first calendar day of each month following the Closing Date.

“Interest Rate” means the Initial Interest Rate and the Trigger Rate, as applicable.

“Lender Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Lenders’ reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan” means, for any Lender, each Initial Loan and Delayed Draw Loan, as applicable and “Loans” means collectively all such Initial Loans and Delayed Draw Loans.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means (i) a material impairment in the perfection or priority of Lenders’ Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” means the 12 month anniversary of the Closing Date.

“Maximum Draw Amount” has the meaning set forth in Section 2.6, as may be increased pursuant to Section 10.

“Net Cash Proceeds” means, with respect to any Disposition, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received and including all insurance settlements (it being understood and agreed that any such receipts of insurance settlements shall exclude proceeds of business interruption insurance) and condemnation awards from any single event or series of related events) net of the sum, without duplication, of (i) transaction expenses (including reasonable broker's fees or commissions, legal fees, accounting fees, investment banking fees and other professional fees, transfer and similar taxes and the Borrower's good faith estimate of income taxes paid or payable in connection with the receipt of such cash proceeds), (ii) amounts set aside as a reserve, in accordance with GAAP, including pursuant to any escrow arrangement, against any liabilities under any indemnification obligations or other contingent liabilities and retained liabilities (such as pension and other employment benefit liabilities and liabilities associated with environmental matters) associated with such Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) Taxes paid or reasonably estimated to be payable as a result thereof, and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any indebtedness for borrowed money which is secured by the asset sold in such Disposition and is required to be repaid with such proceeds (other than any such indebtedness assumed by the purchaser of such asset).

“Obligations” means all debt, principal, interest, Lender Expenses and other amounts owed to Lender by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Lender may have obtained by assignment or otherwise.

“Organizational Documents” means (a) in the case of a corporation, its articles or certificate of incorporation and bylaws, (b) in the case of a general partnership, its partnership agreement, (c) in the case of a limited partnership, its certificate of limited partnership and partnership agreement, (d) in the case of a limited liability company, its articles of organization and operating agreement or regulations, and (e) in the case of any other entity, its organizational and governance documents and agreements.

“Original Issue Discount” or “OID” has the meaning set forth in Section 3.4.

“Parties” means the Borrower and the Lenders and any Additional Lenders that may be joined to this Agreement from time to time.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Lender pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Lender.

“Permitted Debt” means the following:

(a)	Any Indebtedness existing on the Closing Date;

(b)	Indebtedness arising under this Agreement or the other Loan Documents; and

(c)	Indebtedness to which the Required Lenders have Consented.

“Permitted Liens” means the following:

(a)	Any Liens existing on the Closing Date;

(b)	Liens arising under this Agreement or the other Loan Documents; and

(c)	Liens to which the Required Lenders have Consented.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Purchase Price” has the meaning set forth in Section 10.1.

“Related Party Transaction” has the meaning set forth in Section 7.7.

“Required Lenders” means Lenders holding at least fifty percent (50%) of the aggregate principal amount of loans outstanding at any time.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Schedule of Exceptions” means the schedule of exceptions attached hereto and approved by Lenders, if any.

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Trigger Rate” has the meaning set forth in Section 2.5(a).